Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRICON REPORTS 2012 SECOND-QUARTER RESULTS

All Business Lines Deliver Sales Gains

ARDEN HILLS, Minn. — Aug. 2, 2012 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its second quarter ended June 30, 2012.

For the 2012 second quarter, the company reported net sales of $15.8 million, an increase of 13.7 percent from the prior-year period. IntriCon had a net loss of $82,000, $0.01 per diluted share, improved from a net loss of $294,000, or $0.05 per diluted share, for the 2011 second quarter.

“We’re pleased with the top-line and bottom-line progress we made year over year,” said Mark S. Gorder, president and chief executive officer of IntriCon. “All of our businesses reported sales gains in the second quarter. Profitability remains a priority, and we’re looking to balance that with support costs for our new initiatives as well as ramping up our Indonesian facility.”

Second-quarter hearing health sales rose 17.3 percent over the prior year, primarily driven by IntriCon’s sales to hi HealthInnovations, a UnitedHealth Group Company, and other key hearing health customers. Medical sales improved 7.2 percent from the 2011 second quarter, benefiting from higher sales to leading medical customers including Medtronic. Professional audio communications sales grew 19.7 percent as demand increased for securities products domestically and headset products internationally.

As a percentage of 2012 second-quarter sales, healthcare-related revenue (hearing health and medical combined) totaled 78.2 percent (39.2 percent hearing health and 39.0 percent medical), with professional audio communications at 21.8 percent. This compares to 2011 healthcare-related revenue of 79.3 percent (37.9 percent hearing health and 41.4 percent medical), with professional audio communications at 20.7 percent.

Gross profits in the 2012 second quarter rose to 23.2 percent from 22.7 percent in the prior-year second quarter. The gain chiefly stemmed from the significant increase in volume, partially offset by increased manufacturing infrastructure costs in Singapore and Indonesia.

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IntriCon Corporation 2012 Second-Quarter Results

August 2, 2012

Six-Month Results

For the 2012 six-month period, IntriCon reported net sales of $32.4 million and net income of $161,000, or $0.03 per diluted share. This is up from 2011 net sales of $27.7 million and a net loss of $584,000, or $0.10 per diluted share.

Hearing health sales rose 28.6 percent over the prior-year six months, with medical and professional audio up 9.9 percent and 8.4 percent, respectively. Gains were driven by the second-quarter factors detailed above.

As a percentage of 2012 six-month sales, healthcare-related revenue (hearing health and medical combined) totaled 80.6 percent (42.6 percent hearing health and 38.0 percent medical), with professional audio communications at 19.4 percent. This compares to 2011 healthcare-related revenue of 79.0 percent (38.7 percent hearing health and 40.3 percent medical), with professional audio communications at 21.0 percent.

Gross profits for the 2012 six months were 24.2 percent, up from 22.5 percent in the prior-year period, again primarily due to volume increases, partially offset by increased manufacturing infrastructure in Singapore and Indonesia.

hi HealthInnovations

During the 2012 first and second quarters, IntriCon began shipping product for the hi HealthInnovations hearing aid program.

According to Gorder, “Right now, we’ve satisfied hi HealthInnovations’ initial product ramp-up needs for 2012. In the near-term, we expect minimal new orders, however, we continue to be optimistic about the long-term prospects of this program and expect significant shipments in 2013. We continue to support hi HealthInnovations in building the infrastructure to provide high quality, affordable hearing healthcare to their customers. We believe this will position hi HealthInnovations to aggressively expand this program to their customer base.”

Business Update

In hearing health, IntriCon’s technically advanced product line with innovative digital signal processing (DSP) circuits, including its nanoDSP, Overtus™ DSP Amplifier, and complete systems such as APT™ and Lumen™, continues to generate new opportunities. While the current market conditions are soft, IntriCon believes its technical advances will contribute to future growth as this market rebounds.

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IntriCon Corporation 2012 Second-Quarter Results

August 2, 2012

Within its medical business, the company delivered its sixth consecutive quarter of sequential growth, driven by key medical accounts such as Medtronic. Said Gorder, “We continue to see a shift to small and lightweight, advanced body-worn medical devices. This allows companies to reduce their costs by moving the point of care from more expensive settings, like hospitals and clinics, to less expensive ones, such as the home or Internet. This capability also meets the growing demand to connect patients and caregivers in non-traditional ways.”

IntriCon continues to incorporate the company’s two wireless cardiac diagnostic monitoring devices—Centauri™ and Sirona™—into the customized software packages of future customers. The company recently delivered Centauri and Sirona demo units to targeted customers and anticipates these products will generate revenue in the fourth quarter.

On the professional audio front, IntriCon began delivery on a significant contract with the Singapore government, providing technically advanced headsets to be worn in difficult listening environments. This contract will run through the end of 2012. In addition, the company continues to see steady growth in its securities business.

During the second quarter, IntriCon continued the ramp-up of its Indonesian manufacturing facility, while receiving its ISO9001 certification. The location provides low-cost manufacturing options to drive ongoing margin improvement and pursue additional high-volume manufacturing opportunities.

Looking Ahead

Concluded Gorder, “We are intently focused on our goals for 2012: developing new core technologies while enhancing existing ones; securing additional market-changing relationships with leaders in the healthcare industry; expanding and driving efficiencies at our international manufacturing facilities; and driving profitability. Though we’ll face challenges going forward, we’re pleased with the progress that we’ve made.

“Near term, we anticipate some sluggishness in hearing health, however, this will be partially offset by continued gains in medical and professional audio. We remain confident in our long-term prospects as key initiatives expand and gain further traction.”

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IntriCon Corporation 2012 Second-Quarter Results

August 2, 2012

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Thursday August 2, 2012, beginning at 4:00 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review second-quarter performance and discuss the company’s strategies. To join the conference call, dial: 1-877-941-8609 (international 1-480-629-9692) and provide the conference identification number 4556389 to the operator.

A replay of the conference call will be available one hour after the call ends through 11:59 p.m. CT on Monday, August 12, 2012. To access the replay, dial 1-800-406-7325 (international 1-303-590-3030) and enter access code: 4556389.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better connected devices. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2011. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts
At IntriCon: Scott Longval, CFO 651-604-9526 slongval@intricon.com	At Padilla Speer Beardsley: Matt Sullivan 612-455-1700 msullivan@padillaspeer.com

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IntriCon Corporation 2012 Second-Quarter Results

August 2, 2012

IntriCon Corporation

Consolidated Condensed Statements of Operations (in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2012 (Unaudited)	June 30, 2011 (Unaudited)	June 30, 2012 (Unaudited)	June 30, 2011 (Unaudited)

Sales, net	$15,841	$13,943	$32,365	$27,711
Cost of sales	12,163	10,784	24,530	21,472
Gross profit	3,678	3,159	7,835	6,239

Operating expenses:
Sales and marketing	754	885	1,629	1,688
General and administrative	1,613	1,492	3,239	2,896
Research and development	1,134	1,025	2,271	2,274
Total operating expenses	3,501	3,402	7,139	6,858
Operating income (loss)	177	(243)	696	(619)

Interest expense	(179)	(145)	(358)	(287)
Equity in income (loss) of partnerships	(14)	120	(38)	329
Other expense	(9)	(29)	(48)	(37)
Income (loss) before income taxes	(25)	(297)	252	(614)

Income tax expense (benefit)	57	(3)	91	(30)
Net income (loss)	$(82)	$(294)	$161	$(584)

Net income (loss) per share:
Basic	$(0.01)	$(0.05)	$0.03	$(0.10)
Diluted	$(0.01)	$(0.05)	$0.03	$(0.10)

Average shares outstanding:
Basic	5,670	5,569	5,662	5,564
Diluted	5,670	5,569	5,939	5,564

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IntriCon Corporation 2012 Second-Quarter Results

August 2, 2012

IntriCon Corporation

Consolidated Condensed Balance Sheets (in thousands, except per share data)

	June 30, 2012 (Unaudited)	December 31, 2011
Current assets:
Cash	$238	$119
Restricted cash	537	540
Accounts receivable, less allowance for doubtful accounts of $221 at June 30, 2012 and $223 at December 31, 2011	7,365	8,545
Inventories	12,104	11,720
Refundable income taxes	23	82
Other current assets	1,381	652
Total current assets	21,648	21,658

Machinery and equipment	40,182	39,170
Less: Accumulated depreciation	33,092	32,164
Net machinery and equipment	7,090	7,006

Goodwill	9,709	9,709
Investment in partnerships	1,282	1,283
Other assets, net	972	1,074
Total assets	$40,701	$40,730

Current liabilities:
Checks written in excess of cash	$649	$396
Current maturities of long-term debt	3,284	2,883
Accounts payable	4,711	6,298
Accrued salaries, wages and commissions	1,807	1,617
Deferred gain	110	110
Partnership payable	240	240
Other accrued liabilities	2,586	1,907
Total current liabilities	13,387	13,451

Long-term debt, less current maturities	7,886	8,217
Other postretirement benefit obligations	673	685
Accrued pension liabilities	410	431
Deferred gain	330	385
Other long-term liabilities	120	115
Total liabilities	22,806	23,284
Commitments and contingencies
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 5,674 and 5,646 shares issued outstanding at June 30, 2012 and December 31, 2011, respectively	5,674	5,646
Additional paid-in capital	15,535	15,259
Accumulated deficit	(2,909)	(3,069)
Accumulated other comprehensive loss	(405)	(390)
Total shareholders’ equity	17,895	17,446
Total liabilities and shareholders’ equity	$40,701	$40,730

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